EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Del Electronics Corp. on Form S-8 of our report dated October 23, 1995, appearing in the Annual Report on Form 10-K/A of Del Electronics Corp. for the year ended July 29, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York


December 27, 1995